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                                                                    Exhibit 99.1


[Fox Logo Appears here]   FOX ENTERTAINMENT GROUP
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N E W S  R E L E A S E
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For Immediate Release                      Contact: Andrew Butcher 212 852 7070


Fox Entertainment Group Prices Public Offering Of 50 Million
Shares Of Class A Common Stock

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New York, NY, November 13, 2002 - Fox Entertainment Group, Inc. (NYSE: FOX)
today announced that it has priced its public offering of 50 million shares of its Class A Common Stock which will result in approximately $1.2 billion of net proceeds to the Company. The shares are being offered under the Company's shelf registration statement that was declared effective by the Securities and Exchange Commission on May 3, 2002. The offering is being underwritten by Goldman Sachs & Co. as the sole bookrunning manager of the offering, with Merrill Lynch acting as co-manager. Fox Entertainment Group intends to use the net proceeds for the repayment of indebtedness to News Corporation.

Upon completion of this offering, News Corporation's equity ownership in Fox Entertainment Group will be reduced from approximately 85.3 percent to approximately 80.6 percent.

Copies of the registration statement and the Company's other SEC filings are available at http://www.sec.gov
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The registration statement relating to these securities has been filed with the
Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such state.

Fox Entertainment Group, Inc. (NYSE: FOX) is principally engaged in the development, production and worldwide distribution of feature films and television programs, television broadcasting and cable network programming. Fox had total assets as of June 30, 2002 of approximately US$23 billion and total annual revenues of approximately US$10 billion. The Company's studios, production facilities and film and television library provide high-quality creative content, and the Company's broadcasting and cable networks provide extensive distribution platforms for the Company's programs.


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